Item 77H

As of January 31, 2001, the following person or entity no longer owns 25% of a fund's voting security:

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

Person/Entity                                        Fund
ARROW&CO.                                            MFS High Income Fund
Merrill Lynch, Pierce Fenner & Smith                 MFS Municipal Income Fund
Independent Trust Corp.                              MFS High Yield Opportunities Fund
Donaldson Lufkin Jenrette                            MFS High Yield Opportunities Fund


As of January 31, 2001, the following person or entity now owns 25% of a fund's voting security:

Person/Entity                                        Fund
Massachusetts Financial Services                     MFS High Yield Opportunities Fund

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